Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

RED ROBIN GOURMET BURGERS, INC.

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is Red Robin Gourmet Burgers, Inc., which is the name under which the Corporation was originally incorporated.

2.             The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 17, 2001.

3.             The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on July 18, 2002.

4.             The Corporation filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on June 12, 2003.

5.             The Corporation filed a Second Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on May 27, 2010.

6.             The Corporation filed a Certificate of Designation with the Secretary of State of the State of Delaware on August 11, 2010. The Corporation filed a Certificate of Elimination with the Secretary of State of the State of Delaware on May 31, 2011.

7.             The Corporation filed a Third Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on May 24, 2012.

8.             This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation, as amended or supplemented (collectively referred to herein as the “Certificate of Incorporation”) and there is no discrepancy between the provisions of the Certificate of Incorporation and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

9.             The text of the Certificate of Incorporation of the Corporation, as heretofore in effect is hereby restated to read in its entirety as follows:

RESTATED CERTIFICATE OF INCORPORATION

OF

RED ROBIN GOURMET BURGERS, INC.

FIRST:                    The name of the Corporation is Red Robin Gourmet Burgers, Inc.

SECOND:               The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the county of New Castle. The name of the registered agent of the Corporation at that address is Corporation Service Company.

THIRD:                  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:              A.            The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty-Three Million (33,000,000), consisting of Thirty Million (30,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”) and Three Million (3,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

B.            The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

C.            Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).

FIFTH:                   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.            The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.            The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

C.            Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D.            Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board or by holders of at least ten percent (10%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SIXTH:                   A.            Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. Subject to the other provisions of this paragraph, the board of directors is and shall remain divided into three classes, with the directors in each class serving for a term expiring at the third annual meeting of stockholders held after their election. Subject to the rights of holders of Preferred Stock to elect additional directors under specified circumstances, the terms of the members of the board of directors shall be as follows: (i) at the annual meeting of stockholders to be held in 2012, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders to be held in 2013; (ii) at the annual meeting of stockholders to be held in 2013, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders to be held in 2014; and (iii) at the annual meeting of stockholders to be held in 2014 and at each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting after their election. The classification of the directors shall terminate at the annual meeting of stockholders to be held in 2014, and all directors, thereafter, shall be elected in accordance with clause (iii) above.  Notwithstanding the foregoing provisions, each director shall serve until his or her successor is duly elected and qualified, or until his or her death, resignation or removal.

B.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum, and not by stockholders. Any director so chosen to fill a vacancy in a class or a newly created directorship of a class prior to the annual meeting of stockholders to be held in 2014 shall hold office for a term that shall coincide with the remaining term of that class. Any director so chosen to fill a vacancy or a newly created directorship at or following the annual meeting of stockholders to be held in 2014 shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

C.            Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

D.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office (i) at any time prior to the annual meeting of stockholders to be held in 2014, at any time, but only for cause, and (ii) at any time at or after the annual meeting of stockholders to be held in 2014, with or without cause, in each of clauses (i) and (ii) only by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

E.             When a quorum is present at any meeting for the election of directors, a nominee for director shall be elected by the stockholders at such meeting if the votes cast “for” such nominee’s election exceed the votes cast “against” (or “withheld” from) such nominee’s election (with “abstentions” and “broker non-votes” not counted as a vote either “for” or “against” that director’s election); provided, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the secretary of the corporation receives a notice that a stockholder has nominated a person for election to the board of directors in compliance with the advance notice requirements for stockholder nominees for a director set forth in Article SIXTH, Section C hereof and (ii) such nomination has not been rejected by the company for any reason or withdrawn by such stockholder on or before the tenth business day before the corporation first mails its notice of meeting to the stockholders.  In the event the votes cast “against” (or “withheld” from) the nominee exceed the votes cast “for” such nominee (with “abstentions” and “broker non-votes” not counted as a vote either “for” or “against” that director’s election) (a “No Vote”), the resulting vacancy shall be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and the directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until such director’s successor shall have been duly elected and qualified.  In no event shall the Board nominate or elect a person to the Board who has received a No Vote subsequent to the adoption of this provision.

SEVENTH:             The board of directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. Any adoption, amendment or repeal of the by-laws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the by-laws of the

Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

EIGHTH:                A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH:                  The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty six and two thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, or Article EIGHTH.”

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IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been duly executed by a duly authorized officer of the Corporation on the 24th day of May, 2012.

RED ROBIN GOURMET BURGERS, INC.,

By:	/s/ Annita M. Menogan

Name:	Annita M. Menogan

Title:	Senior Vice President and Chief Legal Officer